Exhibit 10.23
TEMPUR SEALY INTERNATIONAL, INC.
FIRST AMENDMENT TO 2013 EQUITY INCENTIVE PLAN

This is a First Amendment to the Tempur Sealy International, Inc. 2013 Equity Incentive Plan (the “Plan”). Pursuant  to Sections 16.1 and 16.2 of the Plan, the Board of Directors of Tempur Sealy International, Inc. (the “Company”),  upon recommendation of its  Compensation Committee,  has approved the amendment of the Plan to amend Section 10.7 thereof to read as follows, effective as of February 10, 2017:

“10.7.   Tax Withholding. Whenever shares of Stock are issued or to be issued pursuant to Awards granted under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state, local, foreign or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates, held in book-entry position through the Company’s transfer agent’s direct registration system, for such shares.  The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to a Participant or to utilize any other withholding method prescribed by the Committee from time to time, including the withholding of shares of Stock to satisfy the Participant’s tax obligation.  However, in such cases Participants may elect, subject to the approval of the Committee, acting in its sole discretion, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares of Stock to satisfy their tax obligations; provided, however, that no such election shall be permitted to the extent it would cause a violation of Section 409A of the Code.  All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee deems appropriate.  If shares of Stock are withheld to satisfy an applicable withholding requirement, the shares of Stock withheld shall have a Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction (except as otherwise approved by the Committee, provided that such approval does not permit withholding at a rate that would exceed either the maximum rate with respect to the Participant under applicable tax law or regulations or a Participant’s estimated federal state, local and foreign tax obligations attributable to the underlying payment, and provided that any additional shares of Stock withheld above the minimum pursuant to any such Committee approval shall not be available for Awards to be granted under the Plan, notwithstanding the language of Section 4.1(b) to the contrary); provided, however, if shares of Stock are withheld to satisfy a withholding requirement imposed by a country other than the United States, the amount withheld may exceed such minimum, provided that it is not in excess of the actual amount required to be withheld with respect to the Participant under applicable tax law or regulations.  An Award Agreement may provide that, if shares of stock are withheld as provided above, in lieu of issuing a fractional share of stock as a result of such withholding the Company will pay cash to the Participant in an amount equal to the Market Value of such fractional share.”

1